UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2016

ULTRA PETROLEUM CORP.

(Exact name of registrant as specified in its charter)

Yukon, Canada (State or other jurisdiction of incorporation)	001-33614 (Commission File Number 001-33614)	N/A (I.R.S. Employer Identification No.)

400 North Sam Houston Parkway East, Suite 1200

Houston, Texas 77060

(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (281) 876-0120

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1.	Registrant’s Business and Operations

Item 1.03	Bankruptcy or Receivership.

On April 29, 2016, Ultra Petroleum Corp. (the “Company”) and certain of its subsidiaries, including Keystone Gas Gathering, LLC, Ultra Resources, Inc., Ultra Wyoming, Inc., Ultra Wyoming LGS, LLC, UP Energy Corporation, UPL Pinedale, LLC, and UPL Three Rivers Holdings, LLC (collectively, the “Filing Subsidiaries” and, together with the Company, the “Debtors”), filed voluntary petitions (the “Bankruptcy Petitions”) for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Court”). The Debtors have filed a motion with the Court seeking joint administration of their Chapter 11 cases under the caption In re Ultra Petroleum Corp., et al, Case No. 16-32202 (MI). The Debtors will continue to operate their businesses as “debtors-in-possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court.

Section 2.	Financial Information

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

The filing of the Bankruptcy Petitions described in Item 1.03 above constitutes an event of default that accelerated the Company’s obligations under the following debt instruments (the “Debt Instruments”):

•	The Company’s 5.750% Senior Notes due December 2018, issued pursuant to the indenture, dated December 12, 2013, between the Company and U.S. Bank National Association, as trustee;

•	The Company’s 6.125% Senior Notes due October 2024 issued pursuant to the indenture, dated September 18, 2014, between the Company and U.S. Bank National Association, as trustee;

•	The Credit Agreement, dated as of October 6, 2011, among Ultra Resources, Inc. (“Ultra Resources”), JPMorgan Chase Bank, N.A. as administrative agent, and the lenders party thereto, as amended; and

•	Ultra Resources’ 5.92% Senior Notes, Series 2008-B, due March 2018; 7.31% Senior Notes, Series 2009-A, due March 2016; 7.77% Senior Notes, Series 2009-B, due March 2019; 4.98% Senior Notes, Series 2010-A, due January 2017; 5.50% Senior Notes, Series 2010-B, due January 2020; 5.60% Senior Notes, Series 2010-C, due January 2022; 5.85% Senior Notes, Series 2010-D, due January 2025; 4.51% Senior Notes, 2010 Series E, due October 2020; 4.66% Senior Notes, 2010 Series F, due October 2022; 4.91% Senior Notes, 2010 Series G, due October 2025, issued pursuant to the Master Note Purchase Agreement, dated March 6, 2008, as supplemented.

The Debt Instruments provide that as a result of the Bankruptcy Petitions the principal and interest due thereunder shall be immediately due and payable. Any efforts to enforce such payment obligations under the Debt Instruments are automatically stayed as a result of the Bankruptcy Petitions, and the creditors’ rights of enforcement in respect of the Debt Instruments are subject to the applicable provisions of the Bankruptcy Code.

Section 3.	Securities and Trading Markets

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 2, 2016, the New York Stock Exchange (the “NYSE”) suspended trading in the Company’s common stock at the market opening and notified the Company that its common stock is no longer suitable for listing pursuant to Section 802.01D of the NYSE continued listing standards. The NYSE reached this decision in view of the Company’s April 29, 2016 announcement that it and certain of its subsidiaries had filed the Bankruptcy Petitions as disclosed above. In reaching its delisting determination, the staff of the NYSE also noted the uncertainty as to the timing and outcome of the bankruptcy process, as well as the ultimate effect of the process on the value of the Company’s common stock.

Under the NYSE listing procedures, the Company has a right to a review of this determination by a Committee of the Board of Directors of the NYSE, provided a written request for such review is filed with the Assistant Corporate Secretary of the NYSE within ten business days after receiving the notice of delisting. The Company has decided not to seek this review.

The Company’s common stock is expected to commence trading on the OTC Pink Marketplace under the symbol “UPLMQ” on May 3, 2016. The Company can provide no assurance that its common stock will commence or continue to trade on this market, whether broker-dealers will continue to provide public quotes of the Company’s common stock on this market, whether the trading volume of the Company’s common stock will be sufficient to provide for an efficient trading market or whether quotes for the Company’s common stock will continue on this market in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULTRA PETROLEUM CORP.

May 3, 2016	By:	/s/ Garrett B. Smith
Name: Garrett B. Smith
Title: Vice President and General Counsel